Exhibit 99.1

VERSO COMPLETES ACQUISITION OF NEWPAGE

Combined Verso Better Positioned to Deliver Long-Term Value

for Stakeholders in Increasingly Competitive Industry

MEMPHIS, Tenn. – Jan. 7, 2015 – Verso Corporation (NYSE:VRS), a leading North American producer of printing and specialty papers and pulp, today announced the completion of its acquisition of NewPage Holdings Inc. The transaction, valued at approximately $1.4 billion, originally was announced on January 6, 2014. With the completion of the NewPage acquisition, Verso will have approximately $3.5 billion in annual sales and approximately 5,800 employees in eight mills across six states.

“The combination of Verso and NewPage creates a stronger, more stable company with an effective strategy to weather industry headwinds and reduce operating costs, while ensuring our customers continue to benefit from the distinctive quality and service that they have come to expect from us,” said David J. Paterson, Verso’s president and chief executive officer. “We continue to face increased competition from electronic substitution for print and from international producers, but as a larger, more efficient organization with a sustainable capital structure, we are better positioned to deliver solid results despite the industry’s continuing challenges.”

The combination is expected to result in substantial cost synergies over the next 18 months. “With the complementary asset base and shared strategic focus on coated paper manufacturing, this acquisition represents a relatively low integration risk, so we remain confident that we can deliver the synergies within the expected timeframe,” Paterson said.

“This combination and the related financial transactions have created value for the securities holders of both companies,” said Mark Angelson, chairman of NewPage. “Our customers, our employees and the communities in which they live and work will be in able hands with the new Verso team as they navigate the turbulent waters of this challenging industry. I thank our directors and management for a job well done in safely landing our ship, and wish the Verso team well going forward.”

Divestiture of Biron and Rumford Mills

In a related transaction, immediately prior to Verso’s acquisition of NewPage, NewPage completed the divestiture of its paper mill in Biron, Wisconsin, and its pulp and paper mill in Rumford, Maine, to Catalyst Paper Operations Inc., a subsidiary of Catalyst Paper Corporation. The divestiture, originally announced on October 30, 2014, was undertaken pursuant to a settlement with the United States Department of Justice that enabled the NewPage acquisition to proceed.

Name Change

Promptly after the NewPage acquisition was completed, Verso changed its name from Verso Paper Corp. to Verso Corporation. The name change symbolizes Verso’s intention to broaden its business platform and seek alternative revenue streams to augment its core printing papers, specialty papers and pulp segments. Verso’s ticker symbol on the New York Stock Exchange (NYSE:VRS) will remain the same. Verso’s website address has been changed to www.versoco.com.

Leadership and Governance

As previously announced, Verso’s existing senior leadership team will continue to lead the organization, with Paterson continuing as president and CEO. The rest of Verso’s senior leadership team consists of the following persons, each of whom currently is an executive of Verso:

•	Lyle J. Fellows, Senior Vice President of Manufacturing and Energy, is responsible for the mill and converting network, forest resources, manufacturing technology and energy.

•	Robert P. Mundy, Senior Vice President and Chief Financial Officer, has responsibility for all financial areas, including financial planning and analysis, tax, corporate finance and treasury functions, accounting and audit functions, and investor relations.

•	Michael A. Weinhold, Senior Vice President of Sales, Marketing and Product Development, is responsible for sales, marketing, e-commerce, new business development, planning, logistics, customer service, field technical sales, product development and pricing management.

•	Peter H. Kesser, Senior Vice President, General Counsel and Secretary, has responsibility for all legal matters, including governance and compliance.

•	Kenneth D. Sawyer, Senior Vice President of Human Resources and Communications, is responsible for all human resources and people systems, including talent management and development, labor relations, performance management, compensation and benefits, as well as communications and public affairs.

•	Benjamin Hinchman, IV, Vice President and Chief Information Officer, has responsibility for the planning, development and operation of all information technology systems.

•	Joseph C. Duffy, Vice President of Integrated Planning and Control, is responsible for the integration of the two companies and other business coordination and planning activities.

In addition, following the NewPage acquisition, Verso’s board of directors increased its size from 9 to 10 directors and elected Robert M. Amen, formerly a director of NewPage, to serve as a director of Verso. Mr. Amen will serve as a Class I director whose term expires at Verso’s 2015 annual meeting of stockholders. It is anticipated that Mr. Amen will be nominated for election by Verso’s stockholders at such meeting to serve for a term of three years.

Adjustment of Debt Securities

Adjustable Second Lien Notes

As a result of the consummation of the NewPage acquisition, and effective as of its closing date, the provisions of the Adjustable Second Lien Notes issued by Verso Paper Holdings LLC and Verso Paper Inc. were adjusted as follows: (1) the principal amount of the notes has been adjusted such that a holder of $1,000 principal amount of notes immediately prior to the acquisition now will hold $593.75 principal amount of notes (any adjusted notes that do not bear an authorized denomination will be rounded down); (2) the maturity date of the notes has been extended from February 1, 2019, to August 1, 2020; (3) the interest rate has been adjusted such that the notes bear interest from and after the NewPage acquisition date at a rate of 10% per annum payable entirely in cash plus 3% per annum payable entirely by increasing the principal amount of the outstanding notes or by issuing additional notes; (4) the optional redemption provisions have been adjusted as provided in the indenture governing the notes; and (5) certain other terms and conditions of the notes have been modified as set forth in the indenture governing the notes. As a result of the principal adjustment, the outstanding principal amount of the Adjustable Second Lien Notes was reduced by approximately $121.6 million from about $299.4 million before the NewPage closing date to approximately $177.7 million afterwards.

Adjustable Subordinated Notes

As a result of the consummation of the NewPage acquisition, and effective as of its closing date, the provisions of the Adjustable Subordinated Notes issued by Verso Paper Holdings LLC and Verso Paper Inc. were adjusted as follows: (1) the principal amount of the notes has been adjusted such that a holder of $1,000 principal amount of notes immediately prior to the acquisition now will hold $620 principal amount of notes (any adjusted notes that do not bear an authorized denomination will be rounded down); (2) the maturity date of the notes has been extended from August 1, 2016, to August 1, 2020; (3) the interest rate has been adjusted such that the notes bear interest from and after the NewPage acquisition date at a rate of 11% per annum payable entirely in cash plus 5% per annum payable entirely by increasing the principal amount of the outstanding notes or by issuing additional notes; (4) the optional redemption provisions have been adjusted as provided in the indenture governing the notes; and (5) certain other terms and conditions of the notes have been modified as set forth in the indenture governing the notes. As a result of the principal adjustment, the outstanding principal amount of the Adjustable Subordinated Notes was reduced by approximately $38.8 million from about $102.0 million before the NewPage closing date to approximately $63.2 million afterwards.

Conversion of Warrants

As a result of the consummation of the NewPage acquisition, and effective as of its closing date, a total of 14,701,832 warrants were mandatorily converted into a like number of shares of Verso common stock, without the payment of consideration. Verso originally issued the warrants on August 1, 2014, as part of the debt exchange offers in which the Adjustable Second Lien Notes and the Adjustable Subordinated Notes were issued.

Transaction Advisors

In connection with the NewPage acquisition and related financing transactions, Evercore, Barclays and Credit Suisse served as Verso’s M&A advisors, and Kirkland & Ellis LLP, Morgan, Lewis & Bockius LLP, and Paul, Weiss, Rifkind, Wharton & Garrison LLP provided legal services to Verso. Goldman, Sachs & Co. served as NewPage’s M&A advisor, and Sullivan & Cromwell LLP provided legal services to NewPage.

Investor Webcast

Verso will host a webcast for investors and analysts on Thursday, January 8, 2015, starting at 10 a.m., Eastern Standard Time. Analysts and investors may access the live conference call by dialing 719-325-2320 or, within the U.S. and Canada only, 888-208-1812, access code 6031982. To register, please dial in 10 minutes before the conference call begins.

The conference call and presentation materials can be accessed through Verso’s website at investor.versopaper.com by navigating to the Events page, or at http:// investor.versopaper.com/eventdetail.cfm?EventID=154368. A telephonic replay of the conference call can be accessed by dialing 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 6031982. This replay will be available starting January 8, 2015, at 1 p.m., Eastern Standard Time, and will remain available for 14 days.

About Verso

Verso Corporation is a leading North American producer of printing papers, specialty papers and pulp. Our printing papers are designed primarily for commercial printing, media and marketing applications, including magazines, catalogs, books, direct mail, corporate collateral and retail inserts. Our specialty papers are used primarily for label and release liner, flexible packaging and technical paper applications. Headquartered in Memphis, Tennessee, Verso operates eight mills strategically located in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin. Additional information about Verso, including our recent acquisition of NewPage Holdings Inc., is available at www.versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

For more information:

Media:

Amber Best

937-242-9093 (office)

937-344-9510 (mobile)

amber.best@versoco.com

Amy Sawyer McDonald

207-213-7710

amy.sawyer@versoco.com

Investors:

Robert P. Mundy

Senior Vice President and Chief Financial Officer

901-369-4128

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